                                                                   Ex - 99(d)(6)

                        INVESTMENT SUB-ADVISORY AGREEMENT

                      FIRST AMERICAN INVESTMENT FUNDS, INC.

                            INTERNATIONAL SELECT FUND

     THIS AGREEMENT is made as of the 27th day of November, 2006, between FAF Advisors, Inc., a Delaware corporation (the "Advisor") and Altrinsic Global Advisors, LLC, a Delaware limited liability company (the "Sub-Advisor").

     WHEREAS, the Advisor acts as the investment advisor for International Select Fund (the "Fund"), a series of First American Investment Funds, Inc. ("FAIF"), pursuant to an investment advisory agreement between the Advisor and FAIF (the "Advisory Agreement").

     WHEREAS, the Advisor is responsible for the day-to-day management of the Fund and for the coordination of the investment of the Fund's assets in portfolio securities.

     WHEREAS, specific portfolio purchases and sales for all or a portion of the Fund's assets may be made by one or more sub-advisors selected and appointed by the Advisor, subject to the pre-approval of the Board of Directors of FAIF (the "Board").

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

     1. Appointment of Sub-Advisor. The Advisor desires to engage and hereby appoints the Sub-Advisor to act as investment sub-advisor for that portion of the assets of the Fund that the Advisor determines to allocate to the Sub-Advisor from time to time (referred to herein as the "Sub-Advisory Portfolio"). The Sub-Advisor accepts the appointment and agrees to furnish the services described herein for the compensation set forth below.

     2. Duties of Sub-Advisor.

     The Sub-Advisor is hereby employed and authorized to conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the assets in the Sub-Advisory Portfolio. In connection therewith, the Sub-Advisor will (a) make investment decisions for the Sub-Advisory Portfolio;
(b) place purchase and sale orders for portfolio transactions in the Sub-Advisory Portfolio; and (c) employ professional portfolio managers and securities analysts to provide research services relating to the Sub-Advisory Portfolio. Subject to the supervision of the Board and the Advisor, the Sub-Advisor will manage the assets in the Sub-Advisory Portfolio in accordance with (a) the Fund's investment objective(s), policies and restrictions stated in the Prospectus, the SAI and the Charter Documents (as such terms are defined below), (b) the Guidelines (as such term is defined below), and (c) applicable laws and regulations. In managing the Sub-Advisory Portfolio, the Sub-Advisor will not consider any other securities, cash or other investment the Fund owns. The duties of the Sub-Advisor with respect to the Sub-Advisory Portfolio shall be confined to those set forth herein.

     The Advisor has furnished to the Sub-Advisor the Fund's compliance procedures pursuant to Rules 10f-3, 17a-7, and 17e-1 under the Investment Company Act of 1940, as amended (the "1940 Act") (collectively, the "Compliance Procedures"), the Articles of Incorporation and Bylaws of FAIF, each as amended to date (the "Charter Documents"), the currently effective prospectus (the "Prospectus") and statement of additional information (the "SAI") of the Fund, the resolution of the Board approving the form of this Agreement, the resolution of the Board selecting the Advisor as investment advisor to the Fund and approving the form of the Advisory Agreement, the resolution adopted by the initial shareholder of the Fund approving the form of Advisory Agreement, and the Advisory Agreement. The Advisor agrees, on an ongoing basis, to provide to the Sub-Advisor, as promptly as practicable, copies of all


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amendments and supplements to the Compliance Procedures, the Prospectus and the
SAI and amendments to the Charter Documents. The Advisor has furnished to the Sub-Advisor all written guidelines (the "Guidelines") setting forth additional operating policies and procedures, including any limitations on the types of securities and other investment products in which the Fund is permitted to invest or on investment activities in which the Fund is permitted to engage. The Advisor retains the right, on prior written notice to the Sub-Advisor, to modify the Guidelines at any time and in any manner. The Sub-Advisor shall either comply with the amended Guidelines in accordance with a reasonable timeline agreed upon by the Advisor and Sub-Advisor or terminate this Agreement in accordance with Section 11 below.

     3. Brokerage. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Advisor will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Advisor will consider factors it deems relevant, including, without limitation, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Advisor is authorized to consider brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended). The Sub-Advisor will not execute any portfolio transactions with a broker or dealer which is an "affiliated person" (as defined in the 1940
Act) of the Sub-Advisor or the Advisor, except pursuant to the Board's approved 17e-1 Policies and Procedures for affiliated brokerage transactions. The Advisor will provide the Sub-Advisor with a list of brokers and dealers that are "affiliated persons" of the Advisor.

     4. Proxy Voting. The Sub-Advisor shall vote all proxies with respect to securities held in the Sub-Advisory Portfolio in accordance with the Sub-Advisor's proxy voting guidelines and procedures in effect from time to time. In the event material changes are made to such proxy voting guidelines, the Sub-Advisor agrees to provide the Advisor with a copy of the revised proxy voting guidelines. The Advisor agrees to instruct the Fund's custodian to forward all proxy materials and related shareholder communications to the Sub-Advisor promptly upon receipt. The Sub-Advisor agrees to promptly inform the Advisor and the Fund of any conflict of interest of which the Sub-Advisor is aware that the Sub-Advisor has in voting proxies with respect to securities held in the Sub-Advisory Portfolio. The Sub-Advisor shall not be liable with regard to voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.

     5. Information Provided to the Advisor.

     (a) The Sub-Advisor will keep the Advisor informed of developments materially affecting the Fund and will, on its own initiative, furnish the Advisor from time to time with whatever information the Sub-Advisor believes is appropriate for this purpose.

     (b) The Sub-Advisor will confer with the Advisor as the Advisor may reasonably request regarding the investment and management of the Sub-Advisory Portfolio. The Sub-Advisor will not advise the Advisor or act for the Advisor or the Fund in any legal proceedings, including bankruptcies or class actions, involving securities in the Sub-Advisory Portfolio or the issuers of the securities.

     (c) The Sub-Advisor agrees to comply with all reporting requirements that the Board or the Advisor reasonably adopt and communicate to the Sub-Advisor in writing, including reporting requirements related to performance of the Sub-Advisory Portfolio, brokerage practices, and proxy voting.


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     (d) The Sub-Advisor agrees to furnish the information requested by the
Advisor, consistent with the Advisor's duties and obligations under the Fund's Valuation Policies and Procedures as currently existing or hereafter modified, including, without limitation, advising the Advisor as soon as practicable of any "significant event" (as defined in the Valuation Policies and Procedures) of which the Sub-Advisor becomes aware relating to, or affecting the value of, any security or other asset held in the Sub-Advisory Portfolio. A copy of the current Valuation Policies and Procedures is attached as Exhibit A. The Advisor agrees to notify the Sub-Advisor of any modification to the Valuation Policies and Procedures applicable to the Sub-Advisor in a timely manner.

     (e) The Sub-Advisor has provided the Advisor with a true and complete copy of its compliance policies and procedures that are reasonably designed to prevent violations of the "federal securities laws" (as such term is defined in Rule 38a-1 under the 1940 Act) and Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the "Advisers Act") (the "Sub-Advisor Compliance Policies"). The Sub-Advisor's chief compliance officer (the "Sub-Advisor CCO") shall provide to FAIF's Chief Compliance Officer (the "FAIF CCO") or his or her delegate, promptly (and in no event more than 10 business days) after the occurrence of the triggering event, the following:

     (i) a report of any material changes to the Sub-Advisor Compliance
     Policies;

     (ii) a report of any "material compliance matters," as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Advisor Compliance Policies;

     (iii) a copy of a summary of the Sub-Advisor CCO's report with respect to the annual review of the Sub-Advisor Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

     (iv) an annual (or more frequently as the FAIF CCO may request) certification regarding the Sub-Advisor's compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 under the 1940 Act as well as the foregoing sub-paragraphs (i) - (iii).

     (f) The Sub-Advisor will timely notify the Advisor of any material violations by the Sub-Advisor of the Fund's investment policies or restrictions, the Guidelines, or any applicable law or regulation.

     6. Standard of Care. The Sub-Advisor shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Sub-Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Advisor in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Advisor's part in the performance of its duties or from reckless disregard by the Sub-Advisor of its obligations and duties under this Agreement (each such act or omission shall be referred to as "Disqualifying Conduct"). Neither the Sub-Advisor nor its members, partners, officers, employees and agents shall be liable to the Advisor, the Fund, its shareholders or any other person (a) for the acts, omissions, errors of judgment or mistakes of law of any other fiduciary or other person with respect to the Fund or (b) for any failure or delay in performance of the Sub-Advisor's obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

     The Sub-Advisor does not guarantee the future performance of the Sub-Advisory Portfolio or any specific level of performance, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor's overall management of the Sub-Advisory Portfolio. The Advisor understands that investment decisions made for the Fund by


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the Sub-Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.

     7. Compensation. In consideration of the services rendered pursuant to this Agreement, the Advisor will pay the Sub-Advisor on the fifth business day of each month a fee for the previous month according to the attached Schedule A. The fee for the period from the date of this Agreement to the end of the calendar month shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Sub-Advisor, the value of the net assets of the Sub-Advisory Portfolio shall be computed at the times and in the manner specified in the Prospectus and/or the SAI.

     8. Expenses. The Sub-Advisor will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Sub-Advisor. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, directors' fees, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and SAIs for regulatory purposes and for distribution to existing stockholders, costs of stockholders' reports and meetings, and any extraordinary expenses.

     9. Services to Other Companies or Accounts. The Advisor understands that the Sub-Advisor now acts, will continue to act and may act in the future as investment advisor to fiduciary and other managed accounts and as investment advisor to other investment companies, and the Advisor has no objection to the Sub-Advisor so acting, provided that whenever the Sub-Advisory Portfolio and one or more other accounts or investment companies advised by the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Sub-Advisor agrees to similarly allocate opportunities to sell securities. The Advisor recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. In addition, the Advisor understands that the persons employed by the Sub-Advisor to assist in the performance of the Sub-Advisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Advisor or any affiliate of the Sub-Advisor to engage in and devote time and attention to other business or to render services of whatever kind or nature.

     10. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it specifically maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund's or the Advisor's request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

     11. Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board in the manner required by the 1940 Act. This Agreement is terminable, without penalty, on 90 days' written notice (the


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date of termination may be less than or more than 90 days after the written notice of termination so long as the duration of the notice period is agreed upon by the Advisor and Sub-Advisor) by the Advisor, by the Board, or by the Sub-Advisor, and will immediately terminate upon termination of the Advisory Agreement. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

     12. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Advisor shall be entitled, without prior notice to the Advisor or the Fund, to direct the Fund's custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Advisor and the Sub-Advisor.

     13. Indemnification. (a) The Advisor agrees to indemnify and hold harmless the Sub-Advisor and its members, partners, officers, employees, agents, successors and assigns (each a "Sub-Advisor Indemnified Person") from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) to which any Sub-Advisor Indemnified Person may become subject as a result of the Advisor's material breach of this Agreement or as a result of the Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Sub-Advisor Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Sub-Advisor Indemnified Person's negligence.

     (b) The Sub-Advisor agrees to indemnify and hold harmless the Advisor and the Fund and their respective shareholders, members, partners, directors, officers, employees, agents, successors and assigns (each an "Advisor Indemnified Person") from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) to which any Advisor Indemnified Person may become subject as a result of the Sub-Advisor's material breach of this Agreement or as a result of the Sub-Advisor's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Advisor Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Advisor Indemnified Person's negligence.

     14. Delegation to Third Parties. Except where prohibited by applicable law or regulation, the Sub-Advisor may delegate or may employ a third party to perform any accounting, administrative, reporting and ancillary services required to enable the Sub-Advisor to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, the Sub-Advisor may provide information about the Advisor and the Fund to any such third party for the purposes of this paragraph, provided that the third party is subject to a confidentiality agreement that specifically prevents the misuse of any such information, including portfolio holdings. The Sub-Advisor will act in good faith and with due diligence in the selection, use and monitoring of third parties and shall be solely responsible for any loss, mistake, gross negligence or misconduct caused by such third party.

     15. Disclosure. (a) Neither the Advisor, on its own behalf or on behalf of the Fund, or the Sub-Advisor shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information that they may be entitled or bound to disclose by law, regulation or that is disclosed to their advisors where reasonably necessary for the performance of their professional services or, in the case of the Sub-Advisor, as permitted in accordance with Section 14 of this Agreement.

     (b) Notwithstanding the provisions of Subsection 15(a), to the extent that any market counterparty with whom the Sub-Advisor deals requires information relating to the Fund (including, but not limited to, the identity of the Advisor or the Fund and market value of the


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Fund), the Sub-Advisor shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

     (c) Notwithstanding the provisions of Subsections 15(a) and 15(b), the Sub-Advisor acknowledges that the Advisor and the Fund intend to rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it (i) shall not consult with any other Sub-Advisor to the Fund with respect to transactions in securities for the Sub-Advisory Portfolio or any other transactions of Fund assets and (ii) will provide advice and otherwise perform services hereunder exclusively with respect to the Sub-Advisory Portfolio of the Fund.

     16. Instruction to Custodian. The Sub-Advisor shall not have control of the investments or cash, including the investment of such cash, in the Fund but shall have authority to issue to the Fund's custodian such instructions as it may consider appropriate in connection with the settlement of any transaction relating to the Sub-Advisory Portfolio that it has initiated. In addition, the Fund's custodian shall be responsible for executing all foreign exchange transactions made or required to be made in conjunction with settling the purchase and sale of securities in the Sub-Advisory Portfolio. The Advisor shall ensure that the Fund's custodian is obliged to comply with any instructions of the Sub-Advisor given in accordance with this Agreement. The Sub-Advisor will not be responsible for supervising the Fund's custodian.

     17. Money Laundering. The Advisor, on its own behalf and on behalf of the Fund, confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti-money laundering regulations that apply to it. The Advisor shall provide any document or information to the Sub-Advisor that the Sub-Advisor may request for complying with its own anti-money laundering regulations.

     18. Representations and Warranties. (a) The Advisor represents and warrants to the Sub-Advisor that the Advisor:

     (i) has full power and authority to appoint the Sub-Advisor to manage the Fund in accordance with the terms of this Agreement; and

     (ii) this Agreement is valid and has been duly authorized by appropriate action of the Advisor, the Board and the Fund's shareholders, does not violate any obligation by which the Advisor is bound, and when so executed and delivered, will be binding upon the Advisor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general principles of equity.

     (b) The Sub-Advisor represents and warrants to the Advisor that the Sub-Advisor:

     (i) is registered as an "investment adviser" under the Advisers Act;

     (ii) is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator; and

     (iii) maintains insurance coverage in an appropriate amount and shall upon request provide to the Advisor any information it may reasonably require concerning the amount of or scope of such insurance.

     19. Miscellaneous.

     (a) Notices. All notices provided for by this Agreement shall be in writing and shall be deemed given when received, against appropriate receipt, by John Hock, Chief Investment Officer, or Deborah Judd, Chief Operating Officer, in the case of the Sub-Advisor and the


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Advisor's General Counsel in the case of the Advisor, or such other person as a party shall designate by notice to the other parties.

     (b) Amendment. This Agreement may be amended at any time, but only by written agreement between the Advisor and the Sub-Advisor, which amendment must be approved by the Board in the manner required by the 1940 Act.

     (c) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior agreement among the parties relating to the subject matter hereof.

     (d) Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     (e) Headings. The paragraph headings of this Agreement are for convenience of reference and do not constitute a part hereof.

     (f) Governing Law. This Agreement shall be governed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws.

     (g) Use of Sub-Advisor's Name. Neither the Advisor, the Fund nor any affiliate of the foregoing will use the Sub-Advisor's name or the registered trademarks, service marks, logos, names or any other proprietary designations of the Sub-Advisor, its subsidiaries and/or affiliates (collectively, "Sub-Advisor Marks") in any advertising or promotional material without the Sub-Advisor's prior written approval, which will not be unreasonably withheld. Notwithstanding the foregoing, the Advisor may identify the Sub-Advisor as a sub-advisor to the Fund in any advertising and promotional materials that contain a list of the Fund's sub-advisors. The Advisor and the Sub-Advisor will work together to develop mutually agreeable standards and procedures for the review of materials bearing Sub-Advisor Marks to facilitate the efficient creation and use of such advertising or promotional materials.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

                                            FAF Advisors, Inc.


                                            By: /s/ Joseph M. Ulrey, III
                                                --------------------------------
                                            Name: Joseph M. Ulrey, III
                                            Title: Chief Financial Officer


                                            Altrinsic Global Advisors, LLC


                                            By: /s/ John D. Hock
                                                --------------------------------
                                            Name: John D. Hock
                                            Title: Managing Member


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                                   SCHEDULE A

     Pursuant to Section 7, the Advisor shall pay the Sub-Advisor compensation for services rendered to the Fund, calculated daily and paid monthly, at the annual rates set forth in the following table. Such rates are based on the average daily net assets of the Sub-Advisory Portfolio.

SUB-ADVISORY PORTFOLIO ASSETS   FEE PER ANNUM
-----------------------------   -------------
First $150 million                  0.45%
Next $325 million                   0.40%
Over $475 million                   0.37%


                               Exhibit A - Page 1